Exhibit 21

LIST OF SUBSIDIARIES

1.	Coastal Homeowners Insurance Specialists, Inc. (Florida)
2.	Tigerquote.com Insurance Solutions of Ohio, Inc. (Ohio)
3.	Tigerquote.com Insurance Solutions of Pennsylvania, Inc. (Pennsylvania)
4.	Universal Adjusting Corporation (Florida)
5.	Universal Florida Insurance Agency Inc. (Florida)
6.	Universal Inspection Corporation (Florida)
7.	Universal Insurance Holding Company of Florida (Florida)
8.	Universal Property & Casualty Insurance Company (Florida)
9.	Universal Risk Advisors, Inc. (Florida)
10.	Universal Risk Life Advisors, Inc. (Florida)
11.	Atlas Florida Financial Corporation (Florida)
12.	Atlas Premium Finance Company (Florida)
13.	Blue Atlantic Reinsurance Corporation (Florida)
14.	Infinity Property & Casualty Insurance Company (name changed to American Platinum Property and Casualty Insurance Company) (Florida)
15.	Universal Logistics Corporation (Florida)
16.	Financial & Insurance Management Resources, Inc. (Florida)
17.	Universal Protection Plans, Inc. (Florida)
18.	Universal Real Estate Bella Villaggio, LLC
19.	URE 224 Inlet Way, LLC